UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

TECHMEDIA ADVERTISING, INC.
 (Exact name of registrant as specified in its charter)

Commission File Number 000-52945

Nevada	98-0540833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

c/o 62 Upper Cross Street, #04-01
Singapore  058353
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 011-65-65323001

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 27, 2009, TechMedia Advertising, Inc. (the “Company”) entered into a share exchange agreement (the “Exchange Agreement”) with TechMedia Advertising Mauritius (“TM Mauritius”) and all of the shareholders of TM Mauritius (the “Vendors”), whereby the Company will acquire all of the issued and outstanding shares in the capital of TM Mauritius from the Vendors in exchange for the issuance of 24,000,000 shares of Common Stock to the Vendors on a pro rata basis in accordance with each Vendor’s percentage ownership in TM Mauritius.  TM Mauritius is the sole beneficial owner TechMedia Advertising (India) Private Limited, a company organized under the laws of India (“TM India”), which is engaged in the initial stages of selling outdoor advertising on billboards and digital signs in India located in high traffic locations, which locations range from transportation vehicles, commercial buildings, supermarkets and restaurants, by partnering with media space owners.

The Exchange Agreement is set to close on or before August 5, 2009 (the “Closing Date”), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the parties.  On the Closing Date, the Vendors will collectively own 24,000,000 shares of Common Stock (which constitutes approximately 53.4% of the issued and outstanding capital stock of the Company) as follows: 9,600,000 shares of Common Stock will be owned by OneMedia Limited (21.4% of the issued and outstanding); 7,200,000 shares of Common Stock will be owned by Ternes Capital Ltd. (16.0% of the issued and outstanding); and 7,200,000 shares of Common Stock will be owned by Johnny Lian Tian Yong (16.0% of the issued and outstanding).

In accordance with the Exchange Agreement, Mr. Alan Goh, our current President, CEO, CFO, Secretary and Treasurer and a director, has agreed to resign as the Company’s President, CEO, CFO and Treasurer (remaining as our Secretary and a director) and to appoint Mr. Johnny Lian Tian Yong as the President, CEO, Chairman and a director of the Company, Mr. Ratner Vellu as a director of the Company and Mr. William Goh Han Tiang as the Treasurer and a director of the Company.  Messrs. Johnny Lian Tian Yong, Ratner Vellu and William Goh Han Tiang will become directors of the Company no sooner than 10 days after a Schedule 14F-1 Information Statement has been filed with the Securities and Exchange Commission and transmitted to all holders of record of securities of the Company who would be entitled to vote at a meeting for election of directors.

The Company’s Board of Directors approved the entering into of the Exchange Agreement on July 27, 2009.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is attached hereto as Exhibit 10.1.

In addition, on July 30, 2009, Mr. Alan Goh, the Company’s current President, CEO, CFO, Secretary, Treasurer and director entered into a letter agreement (the “Letter Agreement”) with the Company, whereby Mr. Goh has agreed to cancel 24,000,000 shares of the 26,400,000 shares of common stock of the Company registered in his name concurrently with the closing of the Exchange Agreement.  Mr. Alan Goh is agreeing to cancel such shares of common stock of the Company in order to: (i) encourage the shareholders of TM Mauritius to enter into the Exchange Agreement; (ii) allow the shareholders of TM Mauritius to be the largest shareholder in the Company; and (iii) encourage equity investment into the Company.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, which is attached hereto as Exhibit 10.2.

Item 8.01. Other Events

Pursuant to Form 8-K, General Instructions F, registrant hereby incorporates by reference the press release attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Share Exchange Agreement, dated July 27, 2009, among the Company, TM Mauritius and all the shareholders of TM Mauritius.

10.2	Letter Agreement, dated July 30, 2009, among Mr. Alan Goh and the Company.

99.1	News release dated July 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TechMedia Advertising, Inc.

	By:	/s/ Alan Goh
	Name:	ALAN GOH
	Title:	President and Director
Date: July 31, 2009